Exhibit 99.1

For Release
October 23, 2019
1:15 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Incorporated Reports Third Quarter 2019 Results
Financial Results were at or above the high end
of Company Guidance Ranges for the Quarter

CALABASAS, Calif., October 23, 2019 -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors, today reported financial results for the quarter ended September 30, 2019.

Third Quarter Highlights

•	Revenues were $1.0 billion, up 10.6 percent over the third quarter of 2018 (up 10.1 percent on a same "Billable Days" and "Constant Currency" basis).

•	Net income was $57.4 million ($1.08 per diluted share), up from $49.1 million ($0.93 per diluted share) in the third quarter of 2018.

•	Adjusted Net Income was $69.7 million ($1.31 per diluted share), up from $68.7 million ($1.30 per diluted share) in the third quarter of 2018.

•	Adjusted EBITDA was $121.5 million (12.1 percent of revenues), up from $112.8 million (12.4 percent of revenues) in the third quarter of 2018.

•	Cash flows from operating activities were $91.3 million and free cash flow (a non-GAAP measure) was $84.4 million, or 8.4 percent of revenues.

•
During the quarter, the Company paid down $42.0 million of long-term debt resulting in a leverage ratio (a non-GAAP measure) of 2.26 to 1 at September 30, 2019, and down from 2.40 to 1 at June 30, 2019.

•
The Company repurchased 324,373 common shares for a total of $20.0 million at an average price of $61.67 per share under the $250.0 million stock repurchase program approved by the Board of Directors in May 2019.

•
Book-to-bill ratio (a non-GAAP measure) for ECS for the quarter was 4.6 to 1. Book-to-bill ratio is calculated as the sum of the change in total contract backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

•	Contract backlog (a non-GAAP measure) for ECS at September 30, 2019 was $2.7 billion, up 38.5 percent from $1.9 billion at the end of the second quarter of 2019.

•
On October 17, 2019, ASGN acquired Intersys Consulting, LLC ("Intersys Consulting"), an IT consulting and solutions provider, for $67.0 million in cash. Intersys Consulting is now part of the consulting practice of the Apex Segment.

Management Commentary

“ASGN delivered strong results for the third quarter 2019, with revenues improving double digits year-over-year and all numbers meeting or exceeding our guidance for the quarter,” said ASGN President and Chief Executive Officer, Ted Hanson. “It is certainly an exciting time to be a part of ASGN as we accelerate into the next phases of our strategic growth plan, including reaching $5 billion in revenue by 2022. Our ability to achieve such notable revenue growth derives from a combination of deep industry expertise and a vast talent pool of accomplished professionals who deliver productive and effective high-end IT solutions to each of our commercial and government clients. Our unique deployment model and deep client relationships continue to set ASGN apart from other IT service providers.”

Mr. Hanson continued, “The size, scale and breadth of our services positions ASGN well for the future. To reach further levels of success, we will seek to broaden our capabilities through strategic acquisitions that add technical skillsets and enhance our overall business offerings. Last week, we made progress to that end, welcoming Intersys Consulting to the ASGN family. The acquisition of Intersys Consulting is an important milestone in our strategic growth plan, and we look forward to leveraging their robust capabilities to deliver added value to our customers, our company and our stockholders.”

Third Quarter 2019 Financial Results

Revenues were $1.0 billion, up 10.6 percent year-over-year (up 10.1 percent on a same "Billable Days" and "Constant Currency" basis).

Assignment revenues from Apex and Oxford Segments totaled $760.1 million (75.8 percent of consolidated revenues), up 7.7 percent year-over-year. Permanent placement revenues were $36.5 million (3.6 percent of consolidated revenues), down from $36.8 million (4.1 percent of consolidated revenues) in the third quarter of 2018.

Revenues from the ECS Segment totaled $206.1 million (20.6 percent of consolidated revenues), up 25.7 percent year-over-year driven by high growth in the segment's artificial intelligence and machine learning solutions, new contract awards and revenues from DHA. Revenues for the quarter included a higher mix of revenues from third-party technology purchases and license renewals that are an integral part of the customer solution.

Gross profit was $291.4 million, up $21.3 million year-over-year. Gross margin was 29.1 percent, compared with 29.8 percent in the third quarter of 2018. The compression in gross margin was primarily the result of the lower mix of permanent placement revenues (3.6 percent of consolidated revenues in the current quarter, down from 4.1 percent of consolidated revenues in the third quarter of 2018) and a lower contract gross margin mainly related to a higher mix of revenues from ECS and from high-volume, low margin accounts. Although ECS' gross margins are lower than the Apex and Oxford segments, it generates double digit Adjusted EBITDA margins as a result of its low SG&A expense base.

Selling, general and administrative (“SG&A”) expenses were $188.6 million (18.8 percent of revenues), compared with $177.3 million (19.6 percent of revenues) in the third quarter of 2018. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $0.7 million, compared with $1.7 million in the third quarter of 2018. Excluding the acquisition, integration and planning expenses (which were not included in the financial guidance estimates for the third quarter of 2019), SG&A expenses were $187.9 million (18.7 percent of revenues), which was approximately $3.4 million lower than the Company's financial guidance estimate. This favorable expense variance related to lower-than-expected healthcare and compensation expenses during the third quarter and included a $1.2 million benefit related to reduction in the accrual for fees and penalties under the Affordable Care Act.

Amortization of intangible assets was $11.9 million, down from $18.6 million in the third quarter of 2018. The decrease in amortization was due to the accelerated amortization method for certain acquired intangibles, which have high amortization rates at the beginning of their useful life.

Interest expense was $12.7 million, down from $14.6 million in the third quarter of 2018. Interest expense for the quarter was comprised of (i) $11.3 million of interest on the Company's credit facility and (ii) $1.4 million of amortization of deferred loan costs. Weighted average outstanding borrowings during the quarter were $1,025.5 million, down from $1,102.1 million for the second quarter and the weighted average interest rate for the quarter was approximately a quarter of a point lower than the preceding quarter.

The effective tax rate for the quarter was 26.5 percent, compared with 17.5 percent in the third quarter of 2018. The lower effective tax rate in the third quarter of last year mainly related to adjustments to certain provisional estimates under the Tax Cuts and Jobs Act of 2017 based on IRS guidelines issued subsequent to passage of the tax bill.

Net income was $57.4 million ($1.08 per diluted share), up from $49.1 million ($0.93 per diluted share) in the third quarter of 2018. Adjusted Net Income (a non-GAAP measure) was $69.7 million ($1.31 per diluted share), up from $68.7 million ($1.30 per diluted share) in the third quarter of 2018. Net income and Adjusted Net Income for the third quarter of 2018 benefited from the lower effective tax rate of 17.5 percent.

Adjusted EBITDA (a non-GAAP measure) was $121.5 million (12.1 percent of revenues), up from $112.8 million (12.4 percent of revenues) in the third quarter of 2018.

Cash flows from operating activities were $91.3 million and free cash flow (a non-GAAP measure) was $84.4 million. Principal uses of free cash flow during the quarter included a $42.0 million pay down of long-term debt and $20.0 million used to repurchase approximately 324 thousand shares of the Company's common stock. At September 30, 2019, the Company's leverage ratio (a non-GAAP measure) was 2.26 to 1, down from 2.40 to 1 at June 30, 2019.

Fourth Quarter 2019 Financial Guidance

ASGN is providing guidance for the fourth quarter of 2019. These estimates do not include any acquisition, integration or strategic planning expenses and assume no deterioration in the markets which ASGN serves. These estimates also assume no significant change in current foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP measures are included in the tables at the end of this release.

•	Revenues of $995.0 million to $1,005.0 million (implied growth rate of 7.0 to 8.1 percent year-over-year)

•	Gross margin of 28.9 percent to 29.2 percent

•	SG&A expenses (excludes amortization of intangible assets) of $192.4 million to $193.3 million (includes $7.6 million in depreciation and $8.2 million in stock-based compensation expense)

•	Amortization of intangible assets of $12.3 million

•	Interest expense of $11.8 million

•	Effective tax rate of 27.0 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $51.9 million to $55.6 million

•	Earnings per diluted share of $0.97 to $1.04

•	Diluted shares outstanding of 53.5 million

•	Adjusted EBITDA(1) (a non-GAAP measure) of $113.2 million to $118.2 million

•	Adjusted Net Income (a non-GAAP measure) of $64.0 million to $67.6 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $1.20 to $1.26
_______________

(1)	Depreciation of $7.6 million included in SG&A expenses and depreciation of $2.2 million included in costs of services related to an ECS project are added back in the determination of Adjusted EBITDA.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.1 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

The financial estimates are based on the Company's estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather.

For the fourth quarter, the number of "Billable Days" is estimated to be 60.5, which is the same as the fourth quarter of last year. Each Billable Day (Apex and Oxford combined) is approximately $12.1 million in Assignment Revenues. On a sequential basis, there are 2.5 fewer days than the third quarter of 2019 and the effect on fourth quarter revenues is approximately $30.2 million. Assignment Revenue per Billable day is estimated to increase by approximately 4.0 percent sequentially.

The guidance includes estimated revenues of $7.6 million and Adjusted EBITDA of $1.4 million from Intersys Consulting from the date of its acquisition on October 17, 2019. Intersys Consulting is expected to generate revenues in 2019 of approximately $31 million and generate double-digit revenue growth in 2020 with an Adjusted EBITDA margin of approximately 15 percent. Intersys Consulting is part of the Apex Segment and due to its size, the pre-acquisition results of that company are not included in ASGN's pro forma results. Further, because of its integration into the Apex Segment, separate tracking and reporting of the financial results of Intersys Consulting will not occur in future reporting periods.

Pre-acquisition results for DHA, which was acquired on January 25, 2019, are also not included in ASGN's pro forma results. As previously disclosed, DHA generated approximately $50 million in revenues in 2018 and is expected to grow approximately 20 percent year-over-year in 2019 and generate an EBITDA margin of 8.0 to 9.0 percent. Because of the integration of DHA into the ECS Segment, separate tracking and reporting of DHA's financial results will not occur in future reporting periods.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EDT to review its financial results for the third quarter. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States) and the conference ID number is 13695019. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning October 23, 2019 at 8:00 p.m. EDT until midnight on November 6, 2019. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13695019.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions.

Our mission as an organization is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. ASGN was founded in 1985 and is headquartered in Calabasas, California. For more information, visit us at asgn.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

Pro forma revenues and gross profit by segment are presented to provide a more consistent basis for comparison between quarters. Pro forma was prepared as if the April 2, 2018 acquisition of ECS had occurred at the beginning of 2017. Although the pro forma segment data are considered non-GAAP measures, they were calculated in the same manner as the consolidated pro forma data, which are GAAP measures. Pro forma information in this press release does not include pre-acquisition information for DHA.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of loan costs, write-off of intangible assets and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, write-off of loan costs, credit facility amendment expenses, write-off of intangible assets, impairment charges, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. Book-to-bill ratio for our ECS segment is calculated as the sum of the change in total backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, contract backlog, book-to-bill ratio, Adjusted EBITDA, Adjusted Net Income, and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, as filed with the SEC on May 10, 2019 and August 8, 2019. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018

Revenues	$1,002.7	$906.4	$972.3	$2,898.7	$2,470.1
Costs of services	711.3	636.3	687.1	2,058.2	1,718.4
Gross profit	291.4	270.1	285.2	840.5	751.7
Selling, general and administrative expenses	188.6	177.3	198.8	574.8	521.4
Amortization of intangible assets	11.9	18.6	13.1	38.8	44.7
Operating income	90.9	74.2	73.3	226.9	185.6
Interest expense	(12.7)	(14.6)	(14.0)	(41.2)	(41.7)
Income before income taxes	78.2	59.6	59.3	185.7	143.9
Provision for income taxes	20.7	10.5	16.2	50.2	31.9
Income from continuing operations	57.5	49.1	43.1	135.5	112.0
Loss from discontinued operations, net of income taxes	(0.1)	—	—	(0.1)	(0.2)
Net income	$57.4	$49.1	$43.1	$135.4	$111.8

Per share income from continuing operations and net income:
Basic	$1.09	$0.94	$0.82	$2.57	$2.14
Diluted	$1.08	$0.93	$0.81	$2.54	$2.11

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.8	52.4	52.8	52.7	52.3
Diluted	53.4	53.0	53.4	53.4	53.0

SEGMENT FINANCIAL INFORMATION (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018	2018
Revenues:			Reported		Pro Forma
Apex:
Assignment	$629.8	$575.2	$1,835.0	$1,653.8	$1,653.8
Permanent placement	14.3	14.4	43.7	41.9	41.9
	644.1	589.6	1,878.7	1,695.7	1,695.7
Oxford:
Assignment	130.3	130.4	391.1	386.1	386.1
Permanent placement	22.2	22.4	64.2	69.2	69.2
	152.5	152.8	455.3	455.3	455.3

ECS	206.1	164.0	564.7	319.1	468.2

Consolidated:
Assignment	760.1	705.6	2,226.1	2,039.9	2,039.9
Permanent placement	36.5	36.8	107.9	111.1	111.1
ECS	206.1	164.0	564.7	319.1	468.2
	$1,002.7	$906.4	$2,898.7	$2,470.1	$2,619.2
Percentage of total revenues:
Apex	64.2%	65.1%	64.8%	68.6%	64.7%
Oxford	15.2%	16.8%	15.7%	18.4%	17.4%
ECS	20.6%	18.1%	19.5%	13.0%	17.9%
	100.0%	100.0%	100.0%	100.0%	100.0%

Assignment	75.8%	77.8%	76.8%	82.5%	77.9%
Permanent placement	3.6%	4.1%	3.7%	4.5%	4.2%
ECS	20.6%	18.1%	19.5%	13.0%	17.9%
	100.0%	100.0%	100.0%	100.0%	100.0%

Domestic	95.6%	95.7%	95.5%	95.3%	95.5%
Foreign	4.4%	4.3%	4.5%	4.7%	4.5%
	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit:
Apex	$192.2	$177.8	$555.4	$506.1	$506.1
Oxford	61.9	62.7	183.3	187.3	187.3
ECS	37.3	29.6	101.8	58.3	85.0
Consolidated	$291.4	$270.1	$840.5	$751.7	$778.4
Gross margin:
Apex	29.8%	30.2%	29.6%	29.8%	29.8%
Oxford	40.6%	41.1%	40.3%	41.1%	41.1%
ECS	18.1%	18.1%	18.0%	18.3%	18.1%
Consolidated	29.1%	29.8%	29.0%	30.4%	29.7%

SELECTED CASH FLOW INFORMATION (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(In millions)

	Three Months Ended		Nine Months Ended
	2019	2018	2019	2018
Cash provided by operating activities	$91.3	$92.1	$231.8	$223.6
Capital expenditures	(6.9)	(7.5)	(22.8)	(22.1)
Free cash flow (non-GAAP measure)	$84.4	$84.6	$209.0	$201.5

Cash used in investing activities	$(6.1)	$(7.3)	$(71.4)	$(782.5)
Cash provided by (used in) financing activities	$(57.1)	$(88.5)	$(134.0)	$563.9

SELECTED CONSOLIDATED BALANCE SHEET DATA (Unaudited)
AS OF SEPTEMBER 30, 2019 AND DECEMBER 31, 2018
(In millions)

	2019	2018
Cash and cash equivalents	$67.5	$41.8
Accounts receivable, net	650.5	613.8
Total current assets	747.1	686.3
Goodwill and intangible assets, net	1,909.6	1,909.8
Total assets	2,831.6	2,687.8
Total current liabilities	353.4	308.2
Working capital	393.7	378.1
Long-term debt	985.2	1,100.4
Stockholders’ equity	1,331.5	1,182.1

RECONCILIATION OF NET INCOME TO
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(In millions)

	Three Months Ended		Nine Months Ended
	2019	2018	2019	2018
Net income	$57.4	$49.1	$135.4	$111.8
Loss from discontinued operations, net of tax	0.1	—	0.1	0.2
Interest expense	12.7	14.6	41.2	41.7
Provision for income taxes	20.7	10.5	50.2	31.9
Depreciation(1)	10.3	9.7	30.0	26.6
Amortization of intangible assets	11.9	18.6	38.8	44.7
EBITDA (non-GAAP measure)	113.1	102.5	295.7	256.9
Stock-based compensation	7.7	8.6	31.1	22.4
Write-off of intangible assets	—	—	3.3	—
Acquisition, integration and strategic planning expenses	0.7	1.7	2.7	14.9
Adjusted EBITDA (non-GAAP measure)	$121.5	$112.8	$332.8	$294.2

(1) Includes $7.6 million depreciation in SG&A expenses and $2.7 million depreciation in costs of services related to an ECS project.

RECONCILIATION OF NET INCOME TO
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	2019	2018	2019	2018
Net income	$57.4	$49.1	$135.4	$111.8
Loss from discontinued operations, net of tax	0.1	—	0.1	0.2
Credit facility amendment expenses(1)	—	—	—	6.2
Write-off of intangible assets	—		3.3
Acquisition, integration and strategic planning expenses	0.7	1.7	2.7	14.9
Tax effect on adjustments	(0.1)	(0.4)	(1.5)	(5.5)
Non-GAAP net income	58.1	50.4	140.0	127.6
Amortization of intangible assets	11.9	18.6	38.8	44.7
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)	(0.8)	(0.8)
Adjusted Net Income (non-GAAP measure)(2)	$69.7	$68.7	$178.0	$171.5

Per diluted share:
Net income	$1.08	$0.93	$2.54	$2.11
Adjustments	0.23	0.37	0.79	1.13
Adjusted Net Income (non-GAAP measure)(2)	$1.31	$1.30	$3.33	$3.24

Weighted average common and common equivalent shares outstanding (diluted)	53.4	53.0	53.4	53.0

(1)
During the nine months ended September 30, 2018, the Company incurred $22.5 million in fees related to the amendment to our credit facility to fund the acquisition of ECS, of which $6.2 million were expensed as incurred and included in interest expense. The remaining $16.3 million in fees were capitalized and are being amortized over the term of the credit facility.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings currently total $7.0 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q3 2019	Q2 2019	Q3 2018
Firm-fixed-price	31.2%	24.2%	29.4%
Time and materials	33.2%	37.1%	25.7%
Cost-plus-fixed-fee	35.6%	38.7%	44.9%

MIX OF REVENUES BY CUSTOMER

	Q3 2019	Q2 2019	Q3 2018
Department of Defense and Intelligence Agencies	54.6%	56.5%	62.0%
Federal Civilian	39.8%	37.4%	32.0%
Commercial and Other	5.6%	6.1%	6.0%

CONTRACT BACKLOG(2) (In millions)

	September 30, 2019	June 30, 2019
Funded Contract Backlog(3)	$494.3	$356.6
Negotiated Unfunded Contract Backlog(4)	2,200.0	1,589.4
Contract Backlog	$2,694.3	$1,946.0

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost-plus-fixed-fee ("CPFF") contracts provide for reimbursement of direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

(2)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. Contract backlog is segregated into two categories, funded contract backlog and negotiated unfunded contract backlog.

(3)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts, which may cover multiple future years, less revenues previously recognized on these contracts.

(4)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

FINANCIAL GUIDANCE FOR Q4 2019
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$51.9	$55.6
Interest expense	11.8	11.8
Provision for income taxes(2)	19.2	20.5
Depreciation(3)	9.8	9.8
Amortization of intangible assets	12.3	12.3
EBITDA (non-GAAP measure)	105.0	110.0
Stock-based compensation	8.2	8.2
Adjusted EBITDA (non-GAAP measure)	$113.2	$118.2

	Low	High
Net income(1)(2)	$51.9	$55.6
Amortization of intangible assets	12.3	12.3
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Other	0.1	—
Adjusted Net Income (non-GAAP measure)(4)	$64.0	$67.6

Per diluted share:
Net income	$0.97	$1.04
Adjustments	0.23	0.22
Adjusted Net Income (non-GAAP measure)(4)	$1.20	$1.26

Weighted average common and common equivalent shares outstanding (diluted)	53.5	53.5

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Composed of $7.6 million of depreciation included in SG&A expenses and $2.2 million of depreciation included in costs of services related to an ECS project.

(4)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.1 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.